Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

ADDERALL XR® - Paragraph IV notice received

Basingstoke, UK and Philadelphia, US – 2 December 2004 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that it has received a Paragraph IV Notice letter from Colony Pharmaceuticals Inc., advising of the filing of an Abbreviated New Drug Application (ANDA) for its amphetamine combination product, a generic version of Shire's mixed amphetamine salts product, ADDERALL XR®.

ADDERALL XR is the lead product in Shire’s portfolio of treatments for Attention Deficit and Hyperactivity Disorder (ADHD) and is protected by two patents which expire in 2018: Shire Laboratories' U.S. patent No. 6,322,819 (“819” Patent) and U.S. patent No. 6,605,300 (“300” Patent).

Shire received Paragraph IV Notice letters from Barr Laboratories Inc. and IMPAX Laboratories Inc. in 2003 relating to their ANDAs for their respective generic versions of ADDERALL XR and, as previously announced, Shire has filed lawsuits in response to the Barr and IMPAX ANDA Notice letters.

Shire is currently reviewing the detail of the Paragraph IV Notice letter from Colony Pharmaceuticals Inc.

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For further information please contact:

Investor Relations
Cléa Rosenfeld (Global)	+44 1256 894 160

Media
Jessica Mann (UK and Europe)	+44 1256 894 280
Matthew Cabrey (US)	+1 484 595 8248

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI) and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire's Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of METHYPATCH® (methylphenidate) and BIPOTROL® (carbamazepine), the implementation of Shire's planned reorganization and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including Shire's most recent annual report on Form 10-K.